Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of USCA All Terrain Fund:

We consent to the use of our report dated May 31, 2016, incorporated by reference herein, for USCA All Terrain Fund, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Fort Worth, Texas
 July 29, 2016